Exhibit 99


         BestNet Communications Announces Sale of Phone Business Assets


GRAND RAPIDS, Mich.--(PR Newswire) -- January 12, 2007 - BestNet Communications Corp. (OTCBB: BESC - News) announced today that it has filed a Current Report on Form 8-K with the Securities and Exchange Commission reporting the sale of most of the assets of its telephone business to Interactive Media Technologies, Inc., a privately held company located in Boca Raton, Florida. The sale for cash did not include BestNet's rights under its license from Softalk, Inc. The actual transfer of the assets is expected to occur within forty-five days. According to Mr. Stanley L. Schloz, BestNet's Chief Executive Officer, "The transaction supports our strategy to focus on our medical subsidiary, Oncologix, and has stopped the phone business drain on cash. We are also pleased that our telephone customers will now have the opportunity of continuing to receive telephone services with Interactive Media Technologies, a highly respected participant in the telecommunications industry."

Mr. Schloz went on to say that Oncologix has completed the formation of a Scientific Advisory Board (SAB). The SAB, along with its Chief Medical and Science Officer Andrew S. Kennedy, MD, will provide advisement on the development and testing of the company's Oncosphere System.

The SAB membership represents key areas of expertise involved in microsphere brachytherapy; radiation oncology, interventional radiology, and medical/health physics. The members are as follow:

     >>   Mohan  Suntharalingam,   MD,  Radiation  Oncologist  -  University  of
          Maryland

     >>   Scott Sailer, MD - Radiation Oncologist - Wake Radiology

     >>   Anne  Roberts,   MD,   Interventional   Radiologist  -  University  of
          California San Diego

     >>   Raoul  Bonan,  MD  -  Interventional  Cardiologist  -  Montreal  Heart
          Institute

     >>   Tim Fox, PhD - Medical Physicist - Emory University

     >>   Cedric Yu, DSc - Medical Physicist - University of Maryland

Mr. Drew Green, Chairman and CEO of Oncologix, commented that "We are pleased to have a team of this caliber that brings a depth of knowledge and experience in developing and executing on animal and clinical studies in support of FDA approvals for a wide range of medical fields."

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Dr.  Kennedy  added,  "The  experience  of  these  individuals   represents  the
development of new technologies, designing and participating in clinical studies, leading their respective medical societies, and interacting with the FDA as physicians and advisors. I believe that as a group we can challenge the medical community and Oncologix to develop a plan for the Oncosphere that will advance the field of microsphere brachytherapy through evidence-based medicine."